UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: November 12, 2012

CINCINNATI BELL INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-8519	31-1056105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
221 East Fourth Street
Cincinnati, OH 45202
(Address of Principal Executive Office)
Registrant's telephone number, including area code: (513) 397-9900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 8.01 - OTHER EVENTS
On November 12, 2012, Cincinnati Bell Inc. issued a press release announcing the early results of its previously announced cash tender offers for its 8.375% Senior Notes due 2020 (CUSIP No. 171871AN6) (the “2020 Notes”) and its 8.25% Senior Notes due 2017 (CUSIP No. 171871AL0) (the “2017 Notes” and, together with the 2020 Notes, the “Notes”), subject to a maximum aggregate purchase price of $100,000,000 (the “Maximum Purchase Price”). As of 5:00 p.m., ET on November 9, 2012 (the “Early Tender Date”), approximately $475 million aggregate principal amount and $379 million aggregate principal amount of the 2020 Notes and the 2017 Notes, respectively, had been validly tendered and not validly withdrawn.
Acceptance of Notes for purchase in the tender offers is subject to the Maximum Purchase Price, acceptance priorities and proration, all as described in the Offer to Purchase and related Letter of Transmittal. The 2020 Notes have a higher purchase priority than the 2017 Notes and on any payment date Cincinnati Bell will accept for purchase all validly tendered and not subsequently validly withdrawn 2020 Notes, subject to the Maximum Purchase Price, prior to accepting any 2017 Notes for purchase. It is anticipated that Cincinnati Bell will not accept for purchase any validly tendered and not subsequently validly withdrawn 2017 Notes.
Holders who validly tendered their 2020 Notes on or before the early tender date and whose 2020 Notes are accepted for purchase will receive total consideration of $1,097.50 per $1,000 principal amount of 2020 Notes, including an early tender premium of $30.00 per $1,000 principal amount of 2020 Notes, subject to the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
This report does not constitute a notice of redemption under the optional redemption provisions of either of the indentures governing the 2017 Notes or the 2020 Notes, nor does it constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful.
ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 12, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINCINNATI BELL INC.

Date: November 13, 2012	By:	/s/ Christopher J. Wilson
Christopher J. Wilson
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 12, 2012.